UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 6, 2024

QUANTUM COMPUTING INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40615	82-4533053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5 Marine View Plaza, Suite 214
Hoboken, NJ	07030
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 436-2161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock (par value $0.0001 per share)	QUBT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance On Previously Issued Financial Statements Or A Related Audit Report Or Completed Interim Review.

As previously disclosed in the Quantum Computing Inc. (the “Company”, “we” or “our”) Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 11, 2024, following the entry of a cease-and-desist order by the SEC against the Company’s former auditor, BF Borgers CPA PC (“BF Borgers”), the Company engaged a new independent registered public accounting firm, BPM LLP (“BPM”), and commenced the re-audit of our consolidated financial statements for the years ended December 31, 2023 and 2022, which had previously been audited by BF Borgers. As a result of the re-audit and based on discussions between the audit committee of the board of directors of the Company (the “Audit Committee”) and BPM, the Company concluded on August 6, 2024 that the Company’s previously issued financial statements and interim periods as of and within the years ended December 31, 2023 and 2022 (collectively the “Previously Issued Financial Statements”) can no longer be relied upon. It is expected that the restatement of the consolidated financial statements for the annual periods referred to above will result in a material decrease in net loss in 2022, an increase in net loss in 2023, decreases to total assets in 2022 and 2023, including a material decrease to goodwill, and a material total decrease in stockholder’s equity in 2022 and 2023.

The Audit Committee of the Company and its management concluded that the Company’s Previously Issued Financial Statements should be restated to correct the aforementioned financial statements. Related press releases, investor presentations or other communications describing the Company’s financial statements for these periods should no longer be relied upon to that extent.

The estimated accounting errors impacting our Previously Issued Financial Statements currently include non-cash items that (i) correct the purchase accounting relating to the June 2022 merger with QPhoton, LLC; (ii) correct the historical and subsequent accounting for the Series A Preferred Stock dividends; (iii) correct the historical and subsequent accounting for debt and equity issuance costs, (iv) reserve a collection risk for notes receivable; and (v) adjust the recognition period for certain operating expenditures.

The estimated aggregate impact of these errors on our consolidated statements of operations as of December 31 for the years ended 2023 and 2022 is an increase in net loss of approximately $1 million and a decrease in net loss of approximately $8 million, respectively. The estimated aggregate impact of these errors on the Company’s consolidated balance sheets as of December 31 for the years ended 2023 and 2022 are (i) decreased assets of approximately $4 million and $11 million, respectively; (ii) materially unchanged and decreased liabilities of approximately $1 million, respectively; and (iii) decreased stockholder’s equity of approximately $4 million and $10 million, respectively. These estimated restatements are subject to our continuing review which may result in changes to the amounts disclosed herein.

The Company anticipates filing the restatements of the Previously Issued Financial Statements in the coming weeks in an amended annual report on Form 10-K/A for the period ended December 31, 2023.

The accounting errors had no impact on our cash balances as a result of these anticipated restatements. Further, in our initial filing of our annual report on Form 10-K for the year ended December 31, 2023, we had previously disclosed a material weakness in our internal controls relating to management’s contemplation of the accounting treatment and implications over significant unusual transactions, including complex accounting associated with debt and equity transactions. We continue to evaluate these identified accounting errors in the context of our internal controls over financial reporting.

The Company’s management and the Audit Committee have discussed the matters described herein with BPM.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM COMPUTING INC.

Date: August 12, 2024	By:	/s/ Christopher Boehmler
Christopher Boehmler
Chief Financial Officer

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